Exhibit 10.2
CERECOR INC.

Stock Option – Notice of Grant

Cerecor Inc. (the “Company”) hereby grants to Optionee an option to purchase the number of shares of the Company’s Shares set forth below. This option is subject to all of the terms and conditions as set forth in this Stock Option – Notice of Grant, in the Stock Option Agreement and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety. This is an inducement grant under NASDAQ Listing Rule 5635(c)(4). Accordingly, this stock option has been granted outside of the Company’s Third Amended and Restated 2016 Equity Incentive Plan (the “Plan”) and any other equity plan established by the Company. However, this stock option will be governed in all respects as if issued under the Plan, which is attached hereto and incorporated herein in its entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Stock Option Agreement will have the same definitions as in the Plan or the Option Agreement. If there is any conflict between the terms in this Stock Option Grant Notice and the Plan, the terms of the Plan will control.

Optionee:	Schond L. Greenway
Award Date:	March 1, 2021
Vesting Commencement Date:	March 1, 2022 (with vesting schedule set forth below)
Number of Option Shares:	Five Hundred Thousand (500,000)
Option Price (Per Share):	$3.73
Total Exercise Price:	$1,865,000
Expiration Date:	March 1, 2031

Type of Grant:	Non-Qualified Stock Option
Vesting Schedule:
Twenty-Five (25%) of the Option Shares will vest on March 1, 2022 and the remainder of the Option Shares will vest in equal monthly installments on the first day of each month thereafter over the following three (3) years, provided that Optionee remains an employee of the Company on each such vesting date.

Additional Terms/Acknowledgments: Optionee acknowledges receipt of, and understands and agrees to, this Stock Option – Notice of Grant, the Stock Option Agreement and the Plan. Optionee acknowledges and agrees that this Stock Option – Notice of Grant and the Stock Option Agreement may not be modified, amended or revised except as provided in the Plan. Optionee further acknowledges that as of the Award Date, this Stock Option – Notice of Grant, the Stock Option Agreement, and the Plan set forth the entire understanding between Optionee and the Company regarding this option award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of, if applicable, (i) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (ii) any written employment agreement, severance agreement, offer letter or other written agreement entered into between the Company and Optionee specifying the terms that should govern this specific option. By accepting this option, Optionee consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

CERECOR INC.	OPTIONEE:
/s/ Michael Cola	/s/ Schond L. Greenway
Name: Michael Cola	Schond L. Greenway
Title: Chief Executive Officer	Date: March 1, 2021
Date: March 1, 2021

Attachments: Stock Option Agreement, Third Amended and Restated 2016 Equity Incentive Plan and Notice of Exercise